Exhibit 99.1

Contact:

William A. Hockett

Exec. VP Corporate Communication

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

MYRIAD GENETICS, INC. REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2009

- 53% Revenue Growth and $0.32 Earnings per Share Highlight Quarter -

Salt Lake City, November 4, 2008 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported its first profitable quarter from operations. The Company recorded a net profit of $14.5 million, or $0.32 basic earnings per share ($0.30 diluted earnings per share), compared to a net loss of $8.0 million and loss per share of $0.18 in the same quarter of the prior year.

A major contributor to the Company’s profitable quarter was its molecular diagnostics business, which achieved a net operating margin of 46%, a significant improvement over the 40% net operating margin for the same three-month period in 2007. Both quarters included significant expenditures toward Myriad’s direct-to-consumer (DTC) marketing campaign.

For the three-month period ended September 30, 2008, total revenues increased to $73.6 million from $48.3 million in the same three months in 2007, an increase of 53%. This growth resulted primarily from an increase in molecular diagnostic revenues, which were $70.0 million this quarter, compared to $46.1 million in the same quarter of the prior year. This 52% product revenue growth resulted from increased sample flow and strong customer demand across all five of Myriad’s molecular diagnostic products.

“We are pleased to report our first quarter of profitability resulting solely from operations,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “All five of our molecular diagnostic products exceeded the Company’s 45% annual compound growth rate and patient sample flow continues to be very strong, despite the current economic environment. We attribute this healthy demand to the clinical value of our molecular diagnostic products and the low out-of-pocket cost to our customers.”

Gross profit margins from sales of molecular diagnostic products were 86% in the first fiscal quarter of 2009, as compared to 84% for the same period last year. Management believes that these gross profit margins are sustainable and that there is further room for improvement as the Company adopts more efficient operating systems. Gross profits from the molecular diagnostics business were $60.2 million for the first quarter, a 55% increase from the same period last year.

Research and development expenses for the three months ended September 30, 2008 were $17.1 million, compared with $26.0 million for the same three-month period in the prior year, a decrease of 34%. This decrease was primarily due to the discontinuation of the Company’s Phase 3 trial of Flurizan and the related Alzheimer’s disease program.

Selling, general and administrative expenses for the first quarter of fiscal 2009 were $33.4 million, compared with $26.5 million for the same quarter of the prior year. This increase was primarily attributable to costs associated with the 52% growth in molecular diagnostic revenues, our direct-to-physician marketing campaign that preceded the Southern DTC campaign, the initiation of the DTC campaign, and completion of the expansion of our women’s healthcare salesforce to a total of 100 professional representatives. Myriad now employs 250 professional sales representatives throughout the United States.

As of September 30, 2008, the Company remains in strong financial condition, with approximately $443 million in cash, cash equivalents and marketable investment securities. The Company has no debt or convertible securities.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00 a.m. Eastern Time, with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (800) 749-1342. International callers may dial (212) 231-2902. All callers will be asked to reference reservation number 21397636. An archived replay of the call will be available for 7 days by dialing (800) 633-8284 or (402) 977-9140, and entering the reservation number above. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a leading healthcare company focused on the development and marketing of novel molecular diagnostic and therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to current patient sample flow for the Company’s molecular diagnostic products being very strong despite the current economic climate and, the Company’s belief in the value of the results of its molecular diagnostic products; the Company’s continued profitability from operations; continued growth from increases in molecular diagnostic revenues; continued increase in sample flow and strong customer demand across all five of Myriad’s products; continued strength of patient sample flows despite the current economic environment; and continued healthy demand attributable to the essential clinical value of the results of our molecular diagnostic products and the low average out-of-pocket cost of the tests to patients. These forward looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that we may be unable to further identify, develop and achieve commercial success for new products and technologies; the risk that we may be unable to discover drugs that are safer and more efficacious than our competitors; the risk that we may be unable to develop manufacturing capability for approved products; the risk that sales of our existing molecular diagnostic products may decline or not continue to increase at historical rates; the risk that we may be unable to develop additional molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we may be unable to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	Sep. 30, 2008	Sep. 30, 2007
Revenues:
Molecular diagnostic revenue	$69,965	$46,056
Research and other revenue	3,685	2,210

Total revenues	73,650	48,266
Costs and expenses:
Molecular diagnostic cost of revenue	9,790	7,335
Research and development expense	17,149	26,025
Selling, general and administrative expense	33,399	26,488

Total costs and expenses	60,338	59,848

Operating income (loss)	13,312	(11,582)
Other income (expense):
Interest income	3,434	3,857
Other	(2,005)	(274)

Total other income	1,429	3,583
Income (loss) before taxes	14,741	(7,999)
Income Tax Provision	287	0

Net income (loss)	$14,454	$(7,999)

Basic earnings (loss) per share	$0.32	($0.18)
Diluted earnings (loss) per share	$0.30	($0.18)

Basic weighted average shares outstanding	45,398	43,568
Diluted weighted average shares outstanding	48,309	43,568

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Sep. 30, 2008	Jun. 30, 2008
Cash, cash equivalents, and marketable investment securities	$442,625	$420,056
Trade receivables, net	46,934	40,663
Other receivables	7,178	4,769
Prepaid expenses	3,102	3,143
Equipment and leasehold improvements, net	28,785	30,026
Other assets	2,604	685

Total assets	$531,228	$499,342
Accounts payable and accrued liabilities	$54,176	$71,654
Deferred revenue	8	2,033
Stockholders’ equity	477,044	425,655

Total liabilities and stockholders’ equity	$531,228	$499,342